Exhibit 3.2

Delaware The First State Page 1 I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “AC CORP. 4”, CHANGING ITS NAME FROM "AC CORP. 4" TO "ATLAS CREST INVESTMENT CORP. IV", FILED IN THIS OFFICE ON THE FIRST DAY OF MARCH, A.D. 2021, AT 12:48 O`CLOCK P.M. 4963813 8100Authentication: 202618409 SR# 20210733021Date: 03-01-21 You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF AC CORP. 4 State of Delaware Secretary of State Division of Corporations Delivered 12:48 PM 03/01/202 1 FILED 12:48 PM 03/01/2021 SR 20210733021 - File Num ber 4963813 (under Section 242 of the Delaware General Corporation Law) Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of AC CORP. 4, a Delaware corporation (the "Company"), hereby certifies the following as of this 1st day of March 2021: FIRST:The name of the Company is AC CORP. 4. SECOND: The original Certificate oflncorporation of the Company was filed with the Secretary of State of the State of Delaware on February 2, 2021 under the name AC CORP. 4. THIRD: The Certificate of Incorporation of the Company is hereby amended to change Article ONE thereof, relating to the name of the Company. Accordingly, Article ONE of the Certificate oflncorporation shall be amended to read in its entirety as follows: "The name of the corporation is Atlas Crest Investment Corp. IV (hereinafter called the "Corporation")." FOURTH: This amendment to the Certificate of Incorporation of the Company was approved by the Board of Directors of the Company. ***** KE 74923266

IN WITNESS WHEREOF, the undersigned has duly executed, signed and acknowledged this Certificate of Amendment as of the date first written above. ACCORP.4 By:Isl Kenneth Moelis Name: Kenneth Moelis Title: Chief Executive Officer